Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Legg Mason Partners Investment Funds, Inc.:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners Investment Grade Bond Fund and Legg Mason Partners Government Securities Fund, (formerly Smith Barney Investment Grade Bond Fund and Smith Barney Government Securities Fund, respectively), each a series of Legg Mason Partners Investment Funds, Inc. (formerly Smith Barney Investment Funds Inc.), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Additional Information” in the Statement of Additional Information.

New York, New York

April 24, 2006